Final Term Sheet Dated November 26, 2012

Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

relating to the

Preliminary Prospectus Supplement

dated November 26, 2012 and

Prospectus dated November 26, 2012

Registration Statement No. 333-185137

Amazon.com, Inc.

0.650% Notes due 2015

1.200% Notes due 2017

2.500% Notes due 2022

Pricing Term Sheet

Issuer:	Amazon.com, Inc. (the “Issuer”)

Title:	0.650% Notes due 2015 (the “2015 Notes”)

1.200% Notes due 2017 (the “2017 Notes”)

2.500% Notes due 2022 (the “2022 Notes”)

Security Type	SEC registered

Ratings*	Baa1 by Moody’s Investor Service, Inc.

AA- by Standard & Poor’s Ratings Services

Size	2015 Notes: $750,000,000

2017 Notes: $1,000,000,000

2022 Notes: $1,250,000,000

Maturity Date	2015 Notes: November 27, 2015

2017 Notes: November 29, 2017

2022 Notes: November 29, 2022

Trade Date	November 26, 2012

Settlement Date	November 29, 2012

Coupon (Interest Rate)	2015 Notes: 0.650% per annum, accruing from November 29, 2012

2017 Notes: 1.200% per annum, accruing from November 29, 2012

2022 Notes: 2.500% per annum, accruing from November 29, 2012

Yield to Maturity	2015 Notes: 0.742%

2017 Notes: 1.301%

2022 Notes: 2.601%

Spread to Benchmark Treasury	2015 Notes: 38 bps

2017 Notes: 63 bps

2022 Notes: 93 bps

Benchmark Treasury	2015 Notes: 0.375% due November 15, 2015

2017 Notes: 0.750% due October 31, 2017

2022 Notes: 1.625% due November 15, 2022

Benchmark Treasury Yield	2015 Notes: 0.362%

2017 Notes: 0.671%

2022 Notes: 1.671%

Interest Payment Dates	2015 Notes: May 27 and November 27 of each year, beginning May 27, 2013

2017 Notes: May 29 and November 29 of each year, beginning May 29, 2013

2022 Notes: May 29 and November 29 of each year, beginning May 29, 2013

Optional Redemption	The Issuer may, at its option, redeem any series of notes, in whole or in part, at any time (until, in the case of the 2022 Notes, at any time prior to August 29, 2022) at a price equal to the greater of (1) 100% of the principal amount of the applicable series of notes to be redeemed, and (2) the sum of the present value of the remaining scheduled payments of principal and interest on the notes to be redeemed from the redemption date to the maturity date discounted from the scheduled payment dates to the redemption date on a semi-annual basis at the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 5 basis points in the case of the 2015 Notes, plus 10 basis points in the case of the 2017 Notes and plus 15 basis points in the case of the 2022 Notes, plus accrued and unpaid interest up to, but excluding, the redemption date.

Notwithstanding the immediately preceding paragraph, the Issuer may, at its option, redeem the 2022 Notes, in whole or in part, at any time, on or after August 29, 2022 (three months prior to the maturity date of the 2022 Notes) at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest up to, but excluding, the redemption date.

Price to Public	2015 Notes: 99.728%, plus accrued interest, if any

2017 Notes: 99.513%, plus accrued interest, if any

2022 Notes: 99.116%, plus accrued interest, if any

CUSIP/ ISIN	2015 Notes: 023135 AK2 / US023135AK22

2017 Notes: 023135 AH9 / US023135AH92

2022 Notes: 023135 AJ5 / US023135AJ58

Joint Book-Running Managers	Morgan Stanley & Co. LLC

Goldman, Sachs & Co.

Co-Managers	HSBC Securities (USA) Inc.

Merrill Lynch, Pierce, Fenner & Smith

                      Incorporated

* A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal by the assigning rating organization at any time. Each rating should be evaluated independently of any other rating.

The Issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the related preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus and related preliminary prospectus supplement if you request them by calling Morgan Stanley & Co. LLC toll free at +1 (866) 718-1649 or Goldman, Sachs & Co. toll free at +1 (866) 471-2526.